Exhibit n.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Hercules Capital, Inc.:

We have audited the consolidated financial statements of Hercules Capital, Inc. (formerly known as Hercules Technology Growth Capital, Inc.) and its subsidiaries as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 and of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015 referred to in our report dated February 25, 2016 appearing in the prospectus supplement attached to the registration statement on Form N-2. We have also previously audited the consolidated financial statements of the Company as of and for the year ended December 31, 2013, 2012, 2011, and 2010 (not presented herein) appearing under Item 8 of the Company’s 2013, 2012 and 2011 Annual Report on Form 10-K’s, and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the senior securities table of Hercules Capital, Inc. and its subsidiaries for each of the six years in the period ended December 31, 2015 appearing on page S-78 of this Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 7, 2016